Exhibit 23.1

Norman T. Reynolds Law Firm
______ NORMAN T. REYNOLDS nreynolds@ntrlawfirm.com Delivery Address: 3262 Westheimer Road Suite 234 Houston, Texas 77098	P.O. Box 131326 Houston, Texas 77219-1326 (713) 503-9411 Telecopier (713) 456-2509
October 5, 2010

Quality Resource Technologies, Inc.
6002 Rogerdale Road, Suite 500
Houston, Texas 77072

Gentlemen:

You have requested our opinion, as counsel for Quality Resource Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the distribution of 1,180,788 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion.  It is our opinion that the 1,180,788 shares of the common stock of the Company to be distributed by Baltic International USA, Inc. to its shareholders as described in the Registration Statement, when issued, will have been duly authorized and legally issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Delaware and (b) the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
NORMAN T. REYNOLDS LAW FIRM
/s/ Norman T. Reynolds